                            SCHEDULE 14C INFORMATION
       Information Statement Pursuant to Section 14(c) of the Securities
                     Exchange Act of 1934 (Amendment No.  )


Check the appropriate box:



[ ]  Preliminary Proxy Statement      [ ] Confidential, for Use of the
[X]  Definitive Proxy Statement           Commission Only (as permitted
                                          by Rule 14c- 5(d) (2))


                                 TECHDYNE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):


[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ----------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------
     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ----------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ----------------------------------------------------------------------
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        ----------------------------------------------------------------------
     4) Date Filed:

        ----------------------------------------------------------------------

                                 TECHDYNE, INC.
                                ________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 June 11, 1997
                                ________________
To Shareholders:

     The Annual Meeting of Shareholders of TECHDYNE, INC. (the "Company") will be held at the Don Shula Hotel, 15255 Bull Run Road, Miami Lakes, Florida on Wednesday, June 11, 1997 at 3:00 p.m., for the following purposes:

      1. To elect five members to the Board of Directors to serve until the next Annual Meeting of Shareholders; and

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 18, 1997, as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     Your copy of the Annual Report of the Company for 1996 is enclosed.

     You are cordially invited to attend the Annual Meeting of Shareholders.



                                          By Order of the Board of Directors
                                          JOSEPH VERGA
                                          Secretary


Hialeah, Florida
May 2, 1997

                                 TECHDYNE, INC.
                             2230 West 77th Street
                             Hialeah, Florida 33016
                               __________________

            Information Statement for Annual Meeting of Shareholders
                                 June 11, 1997
                               __________________

MATTERS TO BE CONSIDERED AT THE MEETING

     This Information Statement and the Company's Annual Report to Shareholders for the year ended December 31, 1996, anticipated to be mailed on or about May 2, 1997, is solicited by and on behalf of the Board of Directors of Techdyne, Inc., a Florida corporation (the "Company") for the Annual Meeting of Shareholders of the Company to be held on Wednesday, June 11, 1997, at the Don Shula Hotel, 15255 Bull Run Road, Miami Lakes, Florida at 3:00 p.m., including any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting.

     The Company will request brokers, nominees, fiduciaries and custodians to forward this Information Statement and the Company's Annual Report to their principals and beneficial owners, and will reimburse such persons for reasonable expenses incurred by them in forwarding such materials.

RECORD DATE

     The Board of Directors has fixed the close of business on April 18, 1997, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. Only shareholders of record on that date are entitled to vote at the meeting.

VOTING SECURITIES

     As of April 18, 1997 there were outstanding and entitled to be voted at the Annual Meeting, 4,311,819 shares of common stock, $.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote. A majority of the outstanding shares is needed for a quorum and a plurality of the votes cast is necessary to effectuate election of the directors. A majority of shares represented at the meeting is sufficient to effectuate any other matter that may properly come before the meeting, except as otherwise required by applicable law. The Company's parent, Medicore, Inc. ("Medicore" or the "Parent"), intends to vote its 2,727,797 shares of the Company's Common Stock, or 63% voting equity of the Company, in favor of election of each of the five
(5) nominees for directors (see "Election of Directors"), thereby assuring the election of the five nominees. See "Security Ownership of Certain Beneficial Owners and Management."



                     WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 18, 1997, the names and beneficial ownership of the equity securities of the Company and its subsidiaries and of Medicore, the Parent, for directors, individually itemized, and for directors and officers as a group, without naming them, and for each of the named executive officers disclosed in the Summary Compensation Table (see "Executive Compensation") and for shareholders known to the Company to beneficially own more than 5% of its voting securities.

                                    Amount and Nature of Beneficial Ownership(1)
                            -----------------------------------------------------------
                            Techdyne                         Medicore
                             Common                           Common
Name                          Stock           %(2)(3)          Stock            %(2)(4)
----                        ---------         -------         --------         -------
Medicore, Inc.              4,440,940         73.7%(5)             --             --
2337 W. 76th St.
Hialeah, FL 33016

Thomas K. Langbein **       4,520,940(6)      74.1%           1,074,014(7)       18.8%

Barry Pardon+                  84,333(8)       1.9%             135,750(9)        2.5%

Joseph Verga+                  53,834(10)      1.2%              79,075(11)       1.4%

Peter D. Fischbein**           40,000(12)        *              176,229(13)       3.2%

Anthony C. D'Amore**           29,000(14)        *              273,890(15)       4.9%

All directors and
executive officers
as a group (6 persons)      4,738,107(5)(6)   75.2%           1,810,408(16)      30.2%



*     less than 1 %
**    c/o Medicore, Inc., 777 Terrace Avenue, Hasbrouck Heights, New Jersey
      07604.
+     c/o the Company, 2230 W. 77th Street, Hialeah, Florida 33016
__________

(1) Based upon information furnished to the Company by either the directors and officers or obtained from the stock transfer books of the Company. The Company is informed that these persons hold sole voting and dispositive power with respect to the shares of Common Stock except as noted herein.

(2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named in this table, any security which such person or group of persons has the right to acquire within 60 days of April 18, 1997 is deemed to be outstanding for purposes of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)  Based on 4,311,819 shares of Common Stock outstanding.  Does not include
     (i) shares obtainable under Medicore's convertible note, except as to Thomas K. Langbein (see Note (5)) or (ii) options for 173,700 shares of the Company's Common Stock. See Note (2) and "Executive Compensation - Options, Warrants or Rights."

(4) Based on 5,456,940 shares outstanding. Does not include 807,000 shares of Medicore's common stock underlying options granted in April, 1995 under Medicore's 1989 Stock Option Plan, which options are not transferable and are exercisable for 50% of the option on or after April 18, 1996 and the balance one year thereafter. See Note (2) and "Executive Compensation - Options, Warrants or Rights."

(5) Medicore owns 4,440,940 shares (73.7%) of the Common Stock of the Company, which includes 1,713,143 shares which Medicore may acquire upon conversion of its demand promissory note from the Company in the amount of approximately $2,998,000 at December 31, 1996 convertible at $1.75 per share. Officers and directors of Medicore, including those directors of the Company and Medicore who may be shareholders of each company, except Thomas K. Langbein (see Note (6)), disclaim any indirect beneficial ownership of the Company's Common Stock through Medicore's 73.7% ownership of the Company.

(6) Includes (i) Medicore's 4,440,940 share ownership, including 1,713,143 shares which Medicore may obtain upon conversion of its demand promissory note from the Company (see Note (5) above), by virtue of his position with the Company and Medicore and his stock ownership of Medicore, which may deem Mr. Langbein to have beneficial ownership of such shares through shared voting and investment power with respect to Medicore's ownership of the Company; Mr. Langbein disclaims such entire beneficial ownership, but for his proportionate interest, approximately 835,000 shares of the Company (13.9%); and (ii) Company options for 80,000 shares. See Note (2) and "Executive Compensation - Options, Warrants or Rights."

(7) Includes (i) 15,700 shares each held in the names of Mr. Langbein's two children who are of majority age but live in the same household, to which Mr. Langbein disclaims beneficial ownership; and (ii) 250,000 shares underlying options granted in April, 1995, exercisable 50% on April 18, 1996 with the balance on April 18, 1997 at an exercise price of $2.38 per share through April 17, 2000. Does not include an option to acquire up to 400,000 shares of common stock in lieu of a lump sum payment, which option is not presently exercisable except in the event of a change in control of Medicore. See Note (4) and "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Options, Warrants or Rights" under the caption "Executive Compensation."

(8) Includes (i) options for 80,000 shares of the Company's Common Stock (see Note (2) and "Executive Compensation - Options, Warrants or Rights"); (ii) Company warrants for 1,000 shares of Common Stock exercisable at $5.00 per share through September 12, 1998; and (iii) 2,333 shares held in his wife's name. Excludes approximately 111,000 (1.8%) shares that may be deemed indirectly beneficially owned through Medicore's ownership of the Company, which indirect beneficial ownership is disclaimed. See Note (5).

(9) Includes 75,000 shares of Medicore's common stock underlying an option granted in April, 1995 exercisable 50% on April 18, 1996 with the balance exercisable on April 18, 1997 at $2.38 per share through April 17, 2000, which becomes fully exercisable in the event of a change in control of Medicore. See Note (4) and "Executive Compensation-Options, Warrants, or Rights."

(10) Includes (i) options for 50,000 shares of the Company's Common Stock (see Note (2) and "Executive Compensation - Options, Warrants or Rights"); and
     (ii) Company warrants for 500 shares of Common Stock exercisable at $5.00 per share through September 12, 1998. Excludes approximately 62,000 (1%) shares that may be deemed indirectly beneficially owned through Medicore's ownership of the Company, which indirect beneficial ownership is disclaimed. See Note (5).

(11) Includes 30,000 shares of common stock underlying an option granted in April, 1995 exercisable 50% on April 18, 1996 with the balance exercisable on April 18, 1997 at $2.38 per share through April 17, 2000, which becomes fully exercisable in the event of a change in control of Medicore. See Note (4) and "Executive Compensation - Options, Warrants or Rights."

(12) Includes options for 40,000 shares of the Company's Common Stock. See Note (2) and "Executive Compensation - Options, Warrants or Rights." Excludes approximately 142,000 (2.4%) shares that may be deemed indirectly beneficially owned through Medicore's ownership of the Company, which indirect beneficial ownership is disclaimed. See Note (5).

(13) Includes (i) 100,000 shares held in trust for his infant son; Mr. Fischbein's wife is trustee; Mr. Fischbein disclaims beneficial interest in the 100,000 shares held in trust for his son; and (ii) 75,000 shares of

     Medicore common stock underlying an option granted in April, 1995 exercisable 50% on April 18, 1996 with the balance exercisable on April 18, 1997 at $2.38 per share through April 17, 2000, which becomes fully exercisable in the event of a change in control of Medicore. See Note
     (4) and "Executive Compensation-Options, Warrants, or Rights." Does not include 196, 382 shares of common stock owned by his wife in which shares, based on her financial independence, Mr. Fischbein disclaims beneficial interest.

(14) Includes (i) options for 10,000 shares of the Company's Common Stock (see Note (2) and "Executive Compensation - Options, Warrants or Rights"); (ii) Company warrants for 4,000 shares of Common Stock exercisable at $5.00 per share through September 12, 1998 held in his retirement plan; and (iii) 15,000 shares of the Company's Common Stock held in his retirement plan. Excludes approximately 218,000 (3.6%) shares that may be deemed indirectly beneficially owned through Medicore's ownership of the Company, which indirect beneficial ownership is disclaimed. See Note (5).

(15) Includes 75,000 shares of Medicore common stock underlying an option granted in April, 1995 exercisable 50% on April 18, 1996 with the balance exercisable on April 18, 1997 at $2.38 per share through April 17, 2000, which becomes fully exercisable in the event of a change in control of Medicore. See Note (4) and "Executive Compensation-Options, Warrants, or Rights."

(16) Includes 535,000 shares of Medicore's common stock of the 807,000 shares underlying the options granted in April, 1995. See Notes (2) and (4) and "Executive Compensation-Options, Warrants, or Rights."

                             ELECTION OF DIRECTORS

     At the Annual Meeting, shareholders will elect five directors to serve for a one year term and until each of their successors is elected and qualified. The By-Laws of the Company provide that the Board of Directors shall not be less than two nor more than six persons, and since less than the maximum number of directors are to be elected, which is permissible pursuant to the Company's By-Laws, shareholders cannot vote for a greater number of persons than the number of nominees named. The Certificate of Incorporation and By-Laws, as presently constituted, provide that the majority of directors have the right to appoint candidates to fill any vacancies on the Board, whether through death, retirement or other termination of a director, or through an increase in the Board. At such time that qualified candidates are available to serve, the majority of the Board, although less than a quorum, or by a sole remaining director, may appoint such person(s) to fill the vacancy now existing. When appointed, such director shall then serve for the remainder of the term.

     The affirmative vote of a plurality of the shares of Common Stock represented at the meeting is required to elect the five directors. Cumulative voting is not permitted in the election of directors. Consequently, each shareholder is entitled to one vote for each share of Common Stock held in his name. Medicore owns 63% of the voting stock of the Company and intends to vote all of its Common Stock in favor of the election of the persons named below as nominees for directors, thereby assuring the election of the five nominees. The nominees have consented to be named herein and to serve on the Board of Directors. If any nominee is unable to serve as a director (which presently is not anticipated), the Common Stock will be voted for such substituted nominee as may be designated by the present Board of Directors. The five nominees for directors are now directors and were elected by the shareholders at the last annual meeting, and have been directors of the Company for at least the last five years. There is no nominating committee with nominations for director considered by the entire Board of Directors.

     For additional information concerning the nominees for the Board of Directors, including compensation and share ownership, see "Security Ownership of Certain Beneficial Owners and Management," "Executive Compensation" and "Certain Relationships and Related Transactions."


                                        CURRENT POSITION
NAME                      AGE      AND AREAS OF RESPONSIBILITY       POSITION HELD SINCE
----                      ---      ---------------------------       -------------------
Thomas K. Langbein        51       Chairman of the Board and                1982
                                     Chief Executive Officer                1990

Barry Pardon              45       President                                1991
                                     and Director                           1990

Joseph Verga              45       Senior Vice President, Secretary,        1988
                                     Treasurer and Director                 1990

Peter D. Fischbein(1)     57       Director                                 1984

Anthony C. D'Amore(1)     66       Director                                 1984

__________

(1) Member of the Audit Committee.

     Thomas K. Langbein was financial consultant to Medicore until 1980 when he became Chairman of the Board of Directors, Chief Executive Officer and President of Medicore. Mr. Langbein is also an officer and director of most of Medicore's subsidiaries. Mr. Langbein was Chairman of the Board of Directors of the Company in 1985, formerly having been Vice President and Treasurer. He has been a director of the Company since it was acquired by Medicore in 1982. Peter D. Fischbein was appointed Chairman of the Board in 1990 until 1991, when Mr. Langbein reassumed that position. In 1990, Mr. Langbein was appointed as President and Chief Executive Officer and Mr. Langbein relinquished the Presidency to Barry Pardon in November, 1991. Mr. Langbein is also a Director of Techdyne (Scotland). Mr. Langbein is Chairman of the Board and Chief Executive Officer of Dialysis Corporation of America ("DCA") a 67% owned public
subsidiary of Medicore.   In 1971, Mr. Langbein organized and currently is the
President, sole director and owner of Todd & Company, Inc. ("Todd"), a broker dealer registered with the Commission and the NASD. Mr. Langbein, devotes most
of his time to the affairs of the Company, Medicore and DCA.   See "Certain
Relationships and Related Transactions."

     Barry Pardon joined the Company in November, 1980 as national sales manager and initiated the independent manufacturer representatives sales force. Mr. Pardon became Vice President of Marketing in 1981, was appointed Executive Vice President (Marketing) in 1988, and was appointed President in November, 1991. Mr. Pardon is a director of Techdyne (Scotland).

     Joseph Verga joined the Company in 1979 as purchasing agent. In 1980 he became production control manager and Vice President, in 1981 the operations manager, and in 1983 was elected a director and appointed Secretary of the Company. In 1985 he was appointed Treasurer and in 1988 was made Senior Vice President of Operations.

     Peter D. Fischbein is an attorney whose has from time to time represented the Company, Medicore, Viragen, Inc. ("Viragen"), formerly a public subsidiary of Medicore spun-off in 1986, and Todd. Mr. Fischbein is a director of Viragen (since 1981) and Medicore (since 1984). He was Chairman of the Board of the Company from April, 1990 to November, 1991. Mr. Fischbein is a general partner of several limited partnerships engaged in real estate development. See "Certain Relationships and Related Transactions."

     Anthony C. D'Amore is director of Medicore and is registered as a part-time account executive with Todd, but has not been active in the brokerage business for many years. Mr. D'Amore was the owner of an insurance agency, the A.C. D'Amore Agency, Inc., which he sold in 1992, and from whom the Company, Medicore and their subsidiaries purchase much of their insurance at rates competitive with unaffiliated parties. Mr. D'Amore continues to receive commissions with respect to insurance placed with the Company and Medicore.
See "Certain Relationships and Related Transactions".

     There is no family relationship between and any officer or director of the Company.

     Since the last Annual Meeting in June, 1996, there were three meetings of the Board of Directors, including actions by unanimous written consent. All directors participated at all the meetings.

     The Company has an Audit Committee, recently formed, consisting of Peter
D. Fischbein and Anthony C. D'Amore, who are also on the Audit Committee of Medicore. The Audit Committee meets quarterly, and is responsible for recommending to the Board of Directors the firm of independent accountants to serve the Company, reviewing fees, services and results of the audit by such independent accountants, reviewing the accounting books and records of the Company and reviewing the scope, results and adequacy of the internal audit control procedures. No member of the Audit Committee receives a fee for services rendered as a participant of such committee. The Company also has a stock option committee consisting of Messrs. Langbein, Fischbein and Verga. See "Executive Compensation - Options, Warrants or Rights." The By-Laws provide for and the Company has made payment of reasonable expenses for directors' attendance at meetings.

     In lieu of any cash compensation or per meeting fees to directors for acting as such (except for a minimal fee paid to directors of Techdyne (Scotland), see "Executive Compensation"), the Company has provided directors, among others, with options to purchase Common Stock of the Company at fair market value as of the date of grant. See "Executive Compensation - Options, Warrants or Rights" and "Security Ownership of Certain Beneficial Owners and Management."

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth compensation paid by the Company and its subsidiaries for the last three fiscal years ended December 31, 1996 for services in all capacities for its Chief Executive Officer and each of its principal executive officers whose total annual salary and bonus exceeded $100,000. The Chief Executive Officer's compensation is primarily derived from Medicore which company owns 63% of the Company. The only executive officer whose compensation exceeds $100,000 and is paid directly by the Company is its President, Barry Pardon.




                                               Annual Compensation                Long Term Compensation Awards
                                         -----------------------------     -----------------------------------------

             (a)                 (b)       (c)              (e)                   (f)                    (g)
                                                                                                      Securities
                                                                               Restricted             Underlying
                                                                             Stock Awards($)        Options/SARs(#)
                                                        Other Annual       -------------------    ------------------
Name and Principal Position      Year    Salary($)     Compensation($)     Company    Medicore    Company    Medcore
---------------------------      ----    ---------     ---------------     -------    --------    -------    -------
Thomas K. Langbein, CEO....      1996     91,700(1)       8,900(2)                                           250,000(3)
                                 1995     80,500(1)      10,400(2)                                 40,000    250,000(3)
                                 1994     77,000(1)       8,750(2)(4)                 112,500(5)   40,000

Barry Pardon(6)............      1996    160,600                                                   75,000(3)
                                 1995    113,000                                                   40,000     75,000(3)
                                 1994     91,600                                       11,250(5)   40,000

__________

(1) All compensation paid by Medicore, which was $262,000 (including a $25,000 bonus) for 1996, $230,100 for 1995 and $220,000 per annum for
     1994. Does not include (i) $1,000 paid in 1995 by Techdyne(Scotland) to each director of that subsidiary which includes Mr. Langbein; or (ii) the June, 1996 Medicore forgiveness of a promissory note in the amount of $94,200 (including interest) for an option exercise of Medicore common stock by Mr. Langbein in 1994. See "Options, Warrants or Rights" below and Note (4) to "Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values." Amounts reflected in the Summary Compensation Table were the compensation allocated to the Company in proportion to the time spent on behalf of the Company.

(2) Automobile allowance and related expenses, and life and disability insurance premiums paid by Medicore amounted to $ 24,800, $26,100, and $25,000 for the years 1996, 1995 and 1994, respectively, in addition to which, Mr. Langbein received $1,000 as compensation as a director of Techdyne (Scotland). As part of the general corporate overhead allocation, the amounts in the Summary Compensation Table reflect that portion allocated to the Company.

(3) In December, 1996, the $3.00 exercise price of the options for 250,000 shares of Medicore common stock granted in April, 1995 was reduced to $2.38, the then fair market value of the Medicore common stock, which repricing is deemed a new grant of options. See "Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values" under the caption "Options, Warrants or Rights."

(4) Does not include 150,000 shares and 15,000 shares of Medicore common stock granted to Messrs. Langbein and Pardon, respectively, on January 17, 1994 as part of 410,000 shares granted to officers, directors and key employees of the Company and certain subsidiaries as incentive awards, with a fair market value on the date of grant of $.75 per share. Included in Restricted Stock Awards, column (f) of the Summary Compensation Table. See Note (5).

(5) Incentive awards granted in January, 1994. The Medicore common stock vested in equal amounts of 1/12th per month and at December 31, 1994 was fully vested. An aggregate of 150,000 and 15,000 shares of restricted common stock, respectively are held by Messrs. Langbein and Pardon with a value at December 31, 1994 of $375,000 and $37,500, respectively.

(6) All compensation paid by the Company. Does not include (i) $1,000 paid in 1995 by Techdyne (Scotland) to each director of that subsidiary which included Mr. Pardon; or (ii) the June, 1996 Medicore forgiveness of a promissory note in the amount of $21,200 (including interest) for an option exercise of Medicore common stock by Mr. Pardon in 1994. See "Options, Warrants or Rights" below and Note (4) to "Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values." In February, 1993, due to an administrative cost reduction program, Mr. Pardon's base compensation was reduced to $84,000 and increased to $96,000 in April, 1994, and to $108,000 in March, 1995.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Langbein has an employment agreement with Medicore through May 31, 1999 at an annual salary of $220,000 with yearly increases in increments of no less than $10,000 which increases Mr. Langbein had waived for the last three years. In June, 1995 the $10,000 yearly increment went into effect. The Medicore employment agreement provides upon his death three years full salary to his children or other designee of Mr. Langbein. The employment agreement provides for reimbursement of reasonable business expenses and full salary for the remainder of the term of the employment agreement in the event of disability. Medicore maintains an income disability insurance policy for Mr. Langbein. The agreement also provides for life insurance, of which Medicore was the owner and beneficiary of a $500,000 policy recently assigned to Mr. Langbein. Medicore also maintains a $750,000 whole life insurance policy and a $350,000 term policy insuring the life of Mr. Langbein with Mr. Langbein as the owner of the policies. His former wife is beneficiary of the term policy and of $200,000 of the whole life policy, with his two children beneficiaries to the balance of the whole life policy. Most life insurance is obtained through George Langbein, his brother, who is an independent sales representative for the Company.. See "Certain Relationships and Related Transactions."

     Based upon any wrongful termination of his employment agreement, which includes changes in control of Medicore through an acquiring person (any person who has acquired or announces a tender offer or exchange for 25% of Medicore), a sale of substantially all of the assets or merger, acquisition of Medicore or its consolidation with another, or certain types of board changes, Medicore shall pay Mr. Langbein a lump sum payment, based upon his then compensation, including benefits and perquisites, for the next three years from such termination. At Mr. Langbein's option, he may elect, in lieu of any such lump sum payment, to take common stock of Medicore equivalent to such lump sum payment based upon the lowest closing price of the stock as reported by the principal stock exchange upon which the shares are then trading, or if the trading is then in the over-the-counter market, presently trading on the Nasdaq National Market, then as reported by Nasdaq or other inter-dealer quotation medium, within 30 days of such wrongful termination or change in control. Medicore has reserved up to 400,000 shares of its common stock for such option. Medicore has granted Mr. Langbein one time demand and five year "piggy-back" registration rights with respect to the shares Mr. Langbein may obtain upon any wrongful termination with or change in control of Medicore in lieu of any lump sum payment as provided in the employment agreement. Such registration of the stock of Medicore would be at the sole cost and expense of Medicore except with respect to Mr. Langbein's legal fees and commissions or discounts upon sale of such stock. The employment agreement also contains a two (2) year non-competition provision within a 20 mile radius of Medicore's primary operation in Florida. Medicore has the right, upon Mr. Langbein's termination, to request further non-competition by Mr. Langbein in the United States for consideration of $4,000 per month, increasing 5% in any twelve-month period. Medicore also provides Mr. Langbein with an automobile allowance of $850 per month.

     Certain executive and accounting personnel and administrative facilities of the Company, Medicore and its subsidiaries, were common for fiscal 1996, and to that extent, certain corporate overhead of the companies were shared equitably. Mr. Langbein, as an officer and director of the Company, Medicore and DCA, and Mr. Daniel Ouzts, as an officer of the Company, Medicore and DCA, divide their time and efforts to each company and their compensation was allocated proportionately. See "Executive Compensation" and "Certain Relationships and Related Transactions."

     Barry Pardon, director and President of the Company, has a five-year employment agreement through December 31, 2000, retaining him as President which provides him with a base annual salary of $120,000, plus an over-ride commission of .5% of net sales of the Company in excess of $20,000,000 the first year of the agreement, increasing $1,000,000 each successive year of the term. In January, 1993, as part of the Company's administrative cost reduction program, Mr. Pardon voluntarily reduced his base salary to $84,000, which was increased to $96,000 in April, 1994, and to $108,000 in March, 1995. Under the employment agreement, Mr. Pardon is entitled to severance pay of nine months salary if he dies or is terminated without cause during the term. Mr. Pardon is furnished with an automobile, travel and entertainment expenses incurred relating to the Company's business, which sums did not exceed 10% of his reported cash compensation. The agreement provides for non-competition for one year following termination and for restrictions upon Mr. Pardon calling upon any customers or suppliers of the Company, diverting any customers, services, items or products of the Company or disclosing any trade secrets.

COMPENSATION OF DIRECTORS

     Standard Arrangements

     There are no standard arrangements for compensating directors for services as directors or for acting on any committee. The Company does reimburse directors for expenses for attending meetings.

     Non-Standard Arrangements

     During the year ended December 31, 1996, the Company obtained its property, casualty and general liability insurance, as did Medicore and its other subsidiaries, through the efforts of one of its directors, Anthony C. D'Amore, through an agency to which Mr. D'Amore sold his insurance agency and acts as a consultant. Mr. D'Amore received $9,500 in commissions in 1996 with respect to this insurance. See "Certain Relationships and Related Transactions."

     Over the years, the Company and Medicore provided options to directors, among other executives, consultants and employees. The Company did not grant any options to its officers and directors in 1996. Medicore did however reprice its 1995 option grant from an exercise price of $3.00 to $2.38 per share, the fair market value at that time, which is categorized as a new grant. See "Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values" under the caption, "Options, Warrants or Rights."

OPTIONS, WARRANTS OR RIGHTS

     In May, 1994, the Board of Directors and shareholders adopted the 1994 Techdyne, Inc. Stock Option Plan (the "1994 Plan") pursuant to which 250,000 shares of Common Stock are reserved for issuance at fair market value on the date of grant of the options. The 1994 Plan is for a period of five years, expiring on May 24, 1999. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. Options granted under the 1994 Plan may be exercisable for up to five years, may require vesting, and shall be at an exercise price all as determined by the Board or stock option committee. Options are non-transferable except by the laws of descent and distribution or a change in control of the Company as defined in the 1994 Plan and are exercisable only by the participant during his lifetime. Change in control includes (i) the sale of substantially all the assets of the Company or its merger or consolidation with another, or (ii) a majority of the Board changes other than by election of shareholders pursuant to Board solicitation or by vacancies filled by the Board caused by death or resignation, or (iii) a person or group acquires 25% or makes a tender offer for 25% of the Company's outstanding shares.

     If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for nine months from such occurrence but not beyond the option's expiration date. Other termination gives the participant 30 days to exercise except for termination for cause which results in the option becoming immediately null and void.

     Options granted under the 1994 Plan, at the discretion of the Board, may be exercised either with cash, Common Stock having a fair market value equal to the cash exercise price, the participant's personal recourse note, or with an assignment to the Company of sufficient proceeds from the sale of the Common Stock acquired upon exercise of the options with an authorization to the broker or selling agent to pay that amount to the Company, or any combination of the above.

     There are presently outstanding under the 1994 Plan options to 74 officers, directors, employees, and advisors of the Company and its subsidiary for 173,700 shares of Common Stock exercisable at $1.00 per share through May 24, 1999. The exercise price of all options is 100% of the fair market value of the Common Stock on the date of grant. Thirty-eight employees have exercised their Options for 51,400 shares.


     The Company had a 1985 Stock Option Plan for Incentive Stock Options and Non-Qualified Options which expired January 16, 1995 with no options outstanding and no options ever exercised under that Plan.

     On February 27, 1995, the Company granted non-qualified stock options, not part of the 1994 Plan, to directors of the Company and its subsidiary for an aggregate of 142,500 shares of Common Stock exercisable at $1.75 per share for five years. In April, 1995 an option for 10,000 shares of Common Stock was granted to counsel as part of his compensation for assisting in the preparation of the Company's registration statement for its public offering of Common Stock and warrants. The exercise price of all options is 100% of the fair market value of the Common Stock on the date of grant.

     The Company did not grant any new options to its executive officers or directors in 1996. However, options for 807,000 shares of Medicore common stock had the exercise price modified in December, 1996 from $3.00 per share to $2.38 per share. Messrs. Langbein and Pardon were included among the optionees of these shares. This repricing is treated as a new grant of options and is reflected in the "Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values" table below.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES



(a)                       (b)                  (c)                 (d)                   (e)
                                                                 Number of
                                                                 Securities            Value of
                                                                 Underlying           Unexercised
                                                                Unexercised           In-the-Money
                                                                Options/SARs          Options/SARs
                                                                at FY-End(#)          at FY-End(#)
                      Shares Acquired      Value Realize        Exercisable/          Exercisable/
Name                  on Exercise(#)           ($)             Unexercisable          Unexercisable
----                  --------------       -------------       -------------          -------------
CEO
Thomas K.
Langbein
 Company Options           -0-                 -0-            80,000 (exer.)(1)       340,400 (exer.)(2)
 Medicore Options          -0-                 -0-           250,000 (exer.)(3)        30,000 (exer.)(4)

Barry Pardon
 Company Options           -0-                 -0-            80,000 (exer.)(1)       340,400 (exer.)(2)
 Medicore Options          -0-                 -0-            75,000 (exer.)(3)         9,000 (exer.)(4)




__________

(1)  40,000 Options exercisable at $1.00 and 40,000 Options exercisable at
     $1.75.

(2) The value of the in-the-money options was determined by the difference between the exercise price and the average of the bid and asked prices of the Common Stock as reported by Nasdaq on December 31, 1996, which was $5.63.

(3) 50% become exercisable on April 18, 1996 with the balance exercisable on April 18, 1997. See Note (4) to "Security Ownership of Certain Beneficial Owners and Management."

(4) The value of the Medicore in-the-money options was determined by the difference between the exercise price (reduced from $3.00 per share, which would have resulted in the options being out-of-the-money, to $2.38 per share on December 30, 1996) and the closing price of the common stock as reported by Nasdaq National Market on December 31, 1996 was $2.50. Medicore issued (i) five year options in April, 1987 for 242,000 shares exercisable at $3.13 per share, of which Mr. Langbein was a recipient of options for

     147,000 shares; (ii) five year options in July, 1988 for 178,000 shares exercisable at $2.88 per share, of which Mr. Langbein was a recipient of options for 53,000 shares; and (iii) five year options in February, 1989 for 170,000 shares exercisable at $2.75 per share, of which Mr. Langbein was a recipient of options for 50,000 shares. On May 22, 1989, these options had their exercise prices reduced to $2.13, the then market price as reported by the American Stock Exchange where the Medicore common stock traded; and on December 18, 1990, all of the options were canceled. On January 4, 1991, Medicore issued restricted common stock vesting equally 1/12th over the year to its and certain of its subsidiaries' executive officers, including Messrs. Langbein and Pardon in the amounts of 250,000 shares and 7,500 shares, respectively. Termination, other than voluntary or for cause, gave the grantees the right to purchase the non-vested shares at $.75 per value, the then market price of the Medicore common stock as traded on and reported by the American Stock Exchange. In September, 1992, five year options were granted for 480,000 shares exercisable at $.69 per share, of which Messrs. Langbein and Pardon were recipients of options for 130,000 shares and 30,000 shares, respectively. These options were exercised for cash at par value ($.01 per share) and a three year non-recourse promissory note collateralized by the common stock with interest at 5.36% per annum which indebtedness was forgiven on June 5, 1996. The options and shares were granted as compensation and incentives, and it was the opinion of Medicore's board of directors that since directors (other than those directors who were also executive officers and received a salary) did not receive any compensation, which is not the norm for most public corporations, for acting as directors and/or committee members, it was reasonable and appropriate to so modify the option exercise prices over the years, which modifications were not deemed material and were always restructured at the then fair market value of the publicly traded securities, as to preserve incentive and award benefits of such securities.

(5)  All exercisable at $1.00


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since Medicore's acquisition of the Company in November, 1982, through the Company's public offering in April, 1985, Medicore had been advancing funds at no interest to finance the Company's business. $900,000 of the resulting intercompany indebtedness was repaid from the proceeds of the Company's 1985 public offering. Medicore continued to advance funds to the Company. In October, 1995, the Company repaid $1,500,000 to Medicore leaving a balance due to Medicore at December 31, 1995 of approximately $2,686,000 evidenced by an unsecured demand promissory note convertible into Common Stock of the Company at a rate of $1.75 per share. The annual interest rate on the note is 5.7%. The Parent converted $350,000 of the Company's promissory note into 200,000 shares of the Company's common stock in June, 1996, increasing its ownership interest in the Company from 62.5% to 63.3% (73.7% including the beneficial ownership of the convertible note). At December 31, 1996, the Company owed its Parent approximately $2,998,000. Pursuant to the Company's refinanced credit facility with a Florida bank, Medicore has not only guaranteed the loans, and secured them with certain of its properties which it leases to the Company, but has also agreed to subordinate this indebtedness, provided the Company may make payments to Medicore on the subordinated debt from funds received from the Company's 1995 public offering of Common Stock and warrants or from retained earnings arising subsequent to March 31, 1995, provided that at the time of any such repayment to Medicore, the Company is in compliance with the financial covenants of the $712,500 term loan agreement. The Company is advised that Medicore does not intend to require repayment of its advances prior to January 1, 1998.

     In 1990, the Company sold to Medicore its real property in Hialeah, Florida consisting of land, two buildings and a parking lot. Payment was made through a reduction in Medicore's advance account balance with the Company less approximately $256,000 in existing mortgages on the property. Medicore refinanced the first mortgage on this property with a $230,000 mortgage, recently replaced with the Company's new loans with a Florida bank. See below. Medicore is leasing the buildings and the parking lot to the Company under a five year net lease expiring March 31, 2000 at $130,000 per year plus applicable taxes. The rental was reduced to $94,000 per year plus applicable taxes for one year commencing on April 1, 1996. Management is of the opinion that the rentals are on terms as favorable as obtainable from unaffiliated parties. The Company had a credit facility with Consolidated Bank, N.A., now NationsBank of Florida, which had been amended over the years, which at December 31, 1995 amounted to $549,508. The $230,000 mortgage and the NationsBank credit facility were replaced on February 8, 1996 by the Company entering into three loan arrangements with Barnett Bank of South Florida, NA ("Barnett Bank"). One credit facility is a $2,000,000 line of credit, due on demand, with a credit review periodically by the bank in accordance with their agreement, secured by the Company's accounts receivable, inventory, furniture, fixtures, and intangible assets and bears interest at Barnett Bank's prime rate plus 1.25%. The Company has not drawn down any funds on this credit facility.

     Barnett Bank has also extended two commercial term loans to the Company, one for $712,500 for five years expiring on February 7, 2001 at an annual rate of interest equal to 8.28% with monthly payments of principal and interest of $6,925 based on a 15-year amortization schedule with the unpaid principal and accrued interest due on the expiration date. This term loan has a prepayment penalty and is secured by a mortgage on properties in Hialeah, Florida owned by Medicore, two of which properties are leased to the Company and one parcel being vacant land used as a parking lot. Under this term loan the Company is obligated to adhere to a variety of affirmative and negative covenants, including but not limited to a debt service ratio of 1:25 to 1:00, maintenance of capital funds equal to or in excess of $3,500,000, have a capital fund ratio of total debt to capital funds of 1.5 to 1.0; and the Company may not merge or acquire businesses, create or transfer any assets to a subsidiary, if the aggregate annual value of such transactions exceeds $750,000, cannot sell its interest in its subsidiary Techdyne (Scotland) or allow that Scottish subsidiary to sell all or substantially all of its assets unless 50% of the aggregate gross sales price is used to pay this term loan, may not sell any of its assets or properties, except inventory in the ordinary course of business, for which the aggregate book value exceeds $500,000; and this term loan further provides for restrictions and transactions with related persons, restrictions on dividends except if such does not exceed 30% of the Company's net income in any year, precludes changes in ownership in the Company which would reduce Medicore's ownership to less than 51%, and restricts the Company from engaging in any new unrelated business.

     The mortgage issued by Medicore to secure the $712,500 term loan provides Barnett Bank with reappraisal rights so that should the principal amount outstanding under the Note exceed 75% of the reappraised value of the mortgaged property, such excess has to be repaid by the Company and/or Medicore. Medicore, as lessor to the Company of these mortgaged properties, has assigned the leases, rents and profits to Barnett Bank as further security for this $712,500 term loan, provided Medicore may continue to collect the rents until an event of default, if any. Medicore has also subordinated the $2,500,000 of indebtedness due to it from the Company. Medicore, as lessor of the properties mortgaged, has subordinated its interests in the leases to the mortgage held by Barnett Bank to secure this term loan.

     The second commercial term loan is for the principal amount of $200,000 for a period of five years bearing interest at a per annum rate of 1.25% over Barnett Bank's prime rate and requiring monthly principal payments with accrued interest of $3,333 through expiration on February 7, 2001. This $200,000 term loan carries no prepayment penalty and is secured by all of the Company's tangible personal property, goods and equipment, and all cash or non-cash proceeds of such collateral.

     A default of the $712,500 term loan will be deemed a default of the $2,000,000 revolving credit line, but only a financial default of the $2,000,000 revolving line will be deemed a default of the $712,500 term loan.

     Medicore has unconditionally guaranteed the payment and performance by the Company of the $2,000,000 revolving line of credit and the two commercial term loans.

     The Company has a promissory note payable to a local bank for $145,000 with interest payable monthly at prime with the note maturing in April of 1997. This note is secured by two certificates of deposit of a related company and one certificate of deposit of the Company.

     The Company has advanced funds to Techdyne (Scotland) for that subsidiary's working capital requirements which advances had an outstanding balance of $600,000 at December 31, 1996. This sum is not evidenced by a note, is at an interest rate of prime plus 1.5% per annum, and is not expected to be repaid in the near future. The Company has guaranteed a line of credit for Techdyne (Scotland) from The Royal Bank of Scotland Plc which credit line has a
U. S. equivalency of approximately $342,000 at December 31, 1996. This line of credit operates as an overdraft facility. No amounts were outstanding under this line of credit as of December 31, 1996.

     Certain of the officers and directors of the Company are officers and/or directors of Medicore and its publicly held subsidiary, DCA, including Thomas K. Langbein, Chairman of the Board of Directors and Chief Executive Officer of the Company holding the same positions with DCA and Medicore, as well as being President of Medicore, and an officer and director of Medicore's subsidiaries; Mr. Langbein is also the President, sole shareholder and director of Todd, a broker dealer; Daniel R. Ouzts, Vice President of Finance and Controller of the Company holding the same positions with DCA and Medicore, as well as being their Treasurer; and Peter D. Fischbein and Anthony C. D'Amore, each a director of the Company and Medicore. See "Election of Directors." Lawrence E. Jaffe, counsel to the Company, is Secretary and counsel to Medicore and DCA and is beneficial owner of approximately 3.6% of Medicore's common stock and received a substantial portion of his fees from the Company, Medicore and DCA, which for the year ended December 31, 1996, were approximately $32,000, $107,000, and
$63,000 respectively.   Mr. Jaffe holds options to purchase 30,000 shares of
Common Stock of the Company, 20,000 shares exercisable through May 24, 1999 at $1.00 per share and 10,000 shares exercisable through February 26, 2000 at $1.75 per share. Mr. Jaffe also holds options for 50,000 shares of Common Stock of DCA exercisable through November 9, 2000, at $1.50 per share.

     In addition, certain of the accounting personnel and administrative facilities of Medicore and its subsidiaries, including the Company, are common. The costs of executive accounting salaries and other shared corporate overhead for these companies are charged first on the basis of direct usage when identifiable, with the remainder allocated on the basis of time spent. Since the shared expenses are allocated on a cost basis, there is no intercompany profit involved. The amount of expenses due to Medicore, generally included in intercompany Medicore advances to the Company, for each of the three years ended December 31, 1996 was approximately $408,000. Utilization of personnel and administrative facilities in this manner enables Medicore to share the cost of qualified individuals with its subsidiaries rather than duplicating the cost for various entities. It is in the opinion of management that these services are on terms as favorable as obtainable from unaffiliated parties.

     Property, casualty, and general liability insurance coverage for the Company and similar insurance for Medicore, DCA and their subsidiaries were obtained through the A.C. D'Amore Agency, Inc., an insurance agency owned by Anthony C. D'Amore, a director of the Company and Medicore and registered as a part-time account executive with Todd, although he has not been active in the securities business. In 1992, Mr. D'Amore sold his insurance business and acts as a consultant to the purchaser. Mr. D'Amore continues to receive commissions for the accounts of the Company and Medicore, but not DCA. The aggregate annual premiums for such insurance were approximately $189,000 in 1996 of which $130,000 was for the Company, and Mr. D'Amore's commissions amounted to approximately $9,500, of which approximately $6,500 was for the Company. In addition, the Company, Medicore and DCA obtained group health insurance coverage and several executive and key employee life insurance policies through George Langbein, brother of Thomas K. Langbein. George Langbein is affiliated as an independent sales representative with the Company. This insurance includes $100,000 term life insurance each covering and owned by Barry Pardon, President and director of the Company, Joseph Verga, Senior Vice President, Secretary, Treasurer and director of the Company (each purchased and paid for by the Company), and Bonnie Kaplan, a key employee of Medicore (each purchased and paid for my Medicore). Medicore also pays for $750,000 of whole life insurance and $350,000 of term life insurance owned by Thomas K. Langbein. Medicore owns a $500,000 life policy on Thomas K. Langbein. See "Executive Compensation." Premiums on these coverages totaled approximately $327,000 during 1996 of which $182,000 was for the Company. Management is of the opinion that the cost and coverage of the insurance are as favorable as can be obtained from unaffiliated parties.

     Peter D. Fischbein, director of the Company, Medicore and Viragen, is an attorney who, from time to time, represents the Company, Medicore and Todd. See "Election of Directors."

     All transactions and loans between the Company and its officers, directors and 5% shareholders will be on terms no less favorable than could be obtained from independent, unaffiliated parties and will be approved by a majority of the independent, disinterested directors of the Company.

                                    AUDITORS

     The Board of Directors pursuant to the recommendation of the Audit Committee has reappointed Ernst & Young LLP as its independent accountants to audit the financial statements of the Company for the current fiscal year. That firm has acted as accountants for the Company since 1983. The Company also files consolidated financial statements with Medicore. Ernst & Young LLP have been Medicore's independent accountants since 1978.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired to do so. The representative will also be available to respond to appropriate questions from any shareholder present at the meeting.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal to be considered by the Company for inclusion in the 1998 Information Statement must be received by the Company not later than February 11, 1998. Any such proposal should be sent to Joseph Verga, the Secretary of the Company, 2230 West 77th Street, Hialeah, Florida 33016. Any such proposal should provide the proposer's intention to present the proposal for action at the meeting, and must comply with Item 4 of Schedule 14C of the rules of the Securities and Exchange Commission.

                             ADDITIONAL INFORMATION

     Management is not aware of any other matter to be presented for action at the Annual Meeting other than the election of directors, Item 1 in the accompanying Notice of Annual Meeting of Shareholders, and management does not intend to bring any other matter before the Meeting.

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO THE SECRETARY OF THE COMPANY, JOSEPH VERGA, 2230 WEST 77TH STREET, HIALEAH, FLORIDA 33016, A COPY OF THE FINANCIAL SCHEDULES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 (COPIES OF WHICH ANNUAL REPORT ARE INCLUDED WITH THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND INFORMATION STATEMENT) WILL BE PROVIDED WITHOUT CHARGE.



                                     By Order of the Board of Directors


                                     JOSEPH VERGA
                                     Secretary


May 2, 1997